Exhibit 10.3

MASTER EXCHANGE AGREEMENT

          THIS MASTER LIKE-KIND EXCHANGE AGREEMENT (“Agreement”) is made as of January 1, 2009 by and among United Rentals Exchange, LLC, a Delaware limited liability company as Qualified Intermediary (“Qualified Intermediary” or “QI”), IPX1031 LLC, a Delaware limited liability company, (“Owner”), United Rentals (North America), Inc. a Delaware corporation (“URNA”) and United Rentals Northwest, Inc., an Oregon corporation (“URNW” and, together with URNA, the “Exchangers”).

RECITALS

          A. Each Exchanger owns certain depreciable tangible personal property which it uses productively in its trade or business or holds for investment (“Assets”);

          B. In the course of its business, each Exchanger is continuously disposing of Assets (singularly, a “Relinquished Property” and collectively, the “Relinquished Properties”) and acquiring new Assets for lease or rental to third parties or for use in its business (singularly, a “Replacement Property” and collectively, the “Replacement Properties”);

          C. Each Exchanger wishes to exchange one or more Relinquished Properties for an interest in one or more Replacement Properties in a series of separate like-kind exchanges with Qualified Intermediary, with each Exchange (as defined herein below) qualifying for nonrecognition of gain under Section 1031 of the Internal Revenue Code of 1986, as amended (“Section 1031”). Each Exchanger and Qualified Intermediary contemplate that the qualified proceeds attributable to the disposition of each such Relinquished Property (the “Qualified Proceeds”) will be applied by Qualified Intermediary to acquire an interest in one or more Replacement Properties, depending upon the acquisition cost of each Replacement Property;

          D. Each Exchanger and QI desire and intend that Exchanges accomplished under this Agreement satisfy the requirements of a Like Kind Exchange Program pursuant to Rev. Proc. 2003-39 section 3.02 and qualify under one or more of the “safe harbors” of Rev. Proc. 2003-39, sections 4, 5, and 6 (hereinafter referred to as an “LKE Program” or “Program” and collectively, the “LKE Programs” or “Programs”);

          E. Each Exchanger and QI hereby acknowledge and agree that the terms and provisions set forth herein constitute the terms and provisions governing each Exchange;

          F. Each Exchanger and QI desire and intend this Agreement to satisfy the requirement of a written agreement referred to in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)(B) and Rev. Proc. 2003-39, section 3.02(3) with respect to the applicable Relinquished Property and the applicable Replacement Property.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          The following capitalized terms shall have the respective meanings assigned to them:

          “Accounts” means the following joint accounts, which QI and the Exchangers shall maintain in the course of administering their obligations under this Agreement:

1)

“Exchange Account” shall mean an account or accounts (1) qualifying within the definition of “Joint Accounts” described in section 5.02 of Rev. Proc. 2003-39, (2) used to receive Relinquished Property Proceeds and any Additional Subsidies from the Collection Accounts, and (3) used to provide such funds to pay off indebtedness related to Relinquished Property Subject to Liabilities or to transfer to the Disbursement Accounts (to the extent of the funds in the Exchange Account, including any funds earned from the investment of funds held in the Exchange Account).

2)

“Collection Account” shall mean an account or accounts (1) qualifying within the definition of “Joint Accounts” described in section 5.02 of Rev. Proc. 2003-39, and (2) maintained at a bank that processes funds collected on behalf of an Exchanger and QI from renters, Transferees, and other sources.

3)

“Disbursement Account” shall mean an account or accounts (1) qualifying within the definition of “Joint Accounts” described in section 5.02 of Rev. Proc. 2003-39 and (2) maintained at a bank that processes funds disbursed on behalf of an Exchanger and QI to Transferors and other parties.

          “Additional Subsidies” means funds other than “Relinquished Property Proceeds” that the applicable Exchanger may use for the acquisition of Replacement Property and to make Non-Qualified Disbursements, which consist of (1) Available Proceeds; and/or (2) funds deposited into the Accounts derived from other sources.

          “Agreement” means this Master Exchange Agreement, together with all exhibits and schedules hereto, as hereafter amended, restated, modified or supplemented in accordance with its terms.

          “Assets” means depreciable tangible personal property which an Exchanger uses productively in its trade or business or holds for investment.

          “Asset Class” means the General Asset Class or Product Class (whichever is applicable), as such terms are defined in Treasury Regulation Section 1.1031(j)-1, of items of Replacement Property and Relinquished Property transferred or received by the applicable Exchanger pursuant to this Agreement.

          “Available Proceeds” means funds other than Relinquished Property Proceeds that the applicable Exchanger may use for the acquisition of Replacement Property and to make Non-Qualified Disbursements, consisting of (i) funds already in an Account which no longer constitute Qualified Proceeds because either the Identification Period has expired with no identification having been made or the Exchange Period has expired and (ii) funds on deposit in the Exchange Account that no longer constitute Qualified Proceeds because the applicable Exchanger has received all of the Replacement Property to which it is entitled under this Agreement in accordance with Section 1.1031(k)-1(g)(6)(iii) of the Treasury Regulations.

          “Code” means the Internal Revenue Code of 1986, as amended, modified, or renumbered from time to time.

          “Cash Payment” means the disbursement made by Qualified Intermediary to a Transferor with respect to each replacement Asset designated as a Replacement Property, regardless of the form of the disbursement, i.e., cash, wire transfer, automated clearing house payment, or check.

          “Credit Agreement” has the meaning set forth in Section 10.16 hereof.

          “Disbursement Occurrence” shall mean any one of the following occurrences: (i) the applicable Exchanger has not identified Replacement Property with respect to any Relinquished Property on or before the end of the Identification Period with respect to such Relinquished Property, or (ii) after the identification of Replacement Property with respect to any Relinquished Property and the expiration of the Identification Period with respect to such Relinquished Property, the applicable Exchanger has received all of such identified Replacement Property to which the Exchanger is entitled, or (iii) the expiration of the Exchange Period for any Relinquished Property, or (iv) any occurrence otherwise provided for in Section 1.1031(k)-1(g)(6)(iii)(B) of the Treasury Regulations.

          “Electronic Funds Transfer” or “EFT” means any funds transfer initiated by an electronic instruction, including any funds transfer via the Automated Clearinghouse System, any wire transfer via the Federal Reserve System, or any funds transfer completed through the Processing Bank’s electronic transfer system.

          “Exchange” means, with respect to each Exchanger, each of a series of “exchanges”, as defined in Sections 1.1031(k)-1(b)(i) and 1.1031(k)-1(b)(ii) of the Treasury Regulations, pursuant to this Agreement, as determined by each Exchanger, consisting of one or more transfers of Relinquished Property and one or more subsequent related acquisitions of Replacement Property within the relevant Exchange Period that are of like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations and under the “safe harbors” section 4.01 of Rev. Proc 2003-39.

          “Exchange Period” means, with respect to the Relinquished Property of an Exchanger transferred in an Exchange, the period beginning on the date of disposition of any Relinquished Property the net proceeds of which are deposited into the Exchange Account, and ending at midnight on the earlier of (i) the 180th day after that date (irrespective of whether such day is a weekend or holiday) or (ii) the due date (including extensions) for such Exchanger’s federal income tax return for the taxable year in which the transfer of the Relinquished Property occurs, or (iii) such later date as is allowed pursuant to guidance published by the Internal Revenue Service pursuant to Section 7508A of the Internal Revenue Code, as amended, providing for postponement of the end of the Exchange Period due to a Presidentially declared disaster and as provided in Rev. Proc. 2007-56.

          “Exchangers” has the meaning set forth in the preamble hereto.

          “Fee Letter” means that certain fee engagement letter dated as of September 24, 2008 among the Exchangers and the QI.

          “Identification Period” means, with respect to the Exchange Account established pursuant to this Agreement, the period beginning on the date of disposition of any Relinquished Property, the Qualified Proceeds of which are deposited into the Exchange Account, and ending at midnight on the forty-fifth (45th) day thereafter (irrespective of whether such day is a weekend or holiday) or such later date is allowed pursuant to guidance published by the Internal Revenue Service pursuant to Section 7508A of the Internal Revenue Code, as amended, providing for postponement of the end of the Exchange Period due to a Presidentially declared disaster and as provided in Rev. Proc. 2007-56.

          “Non-Qualified Disbursements” means disbursements for items other than the acquisition of Replacement Property.

          “Permitted Investments” has the meaning set forth in the Credit Agreement but shall not include any investments which are inconsistent with the provisions of Treasury Regulation section 1.1031(k)-1(h)(1).

          “Person” means any individual, corporation, trust, unincorporated organization, limited liability company, governmental authority or any other form of entity.

          “Processing Bank” means any bank at which any Collection Account, Disbursement Account or Exchange Account is maintained as listed in Exhibit B (as may be amended from time to time by mutual agreement by the applicable Exchanger and QI).

          “Qualified Intermediary” or “QI” means United Rentals Exchange, LLC, a qualified intermediary as defined in Treasury Regulation Section 1.1031(k)-1(g)(4).

          “Qualified Proceeds” means Relinquished Property Proceeds received by QI that are deposited into an Account.

          “Relinquished Property” means, with respect to each Exchange, the relinquished Asset(s), qualifying as “relinquished property or properties” within the meaning of Treasury Regulation Section 1.1031(k)-1(a), disposed of by an Exchanger in a like-kind exchange with Qualified Intermediary pursuant to this Agreement, which such Exchanger so designates by notifying Qualified Intermediary and Transferee of an assignment of a Relinquished Property Agreement, but only to the extent the Qualified Proceeds therefrom are deposited into the Exchange Account.

          “Relinquished Property Agreement” means each agreement, by and between the applicable Exchanger and Transferee(s), for the transfer of Relinquished Property to such Transferee(s), either in existence on the date hereof or entered into during the term of this Agreement.

          “Relinquished Property Proceeds” means funds derived from or otherwise attributable to the transfer of Relinquished Property, including any earnings thereon.

          “Relinquished Property Subject to Liabilities” means any Relinquished Property that is subject to (i) a requirement or obligation that debt secured by such Relinquished Property must be repaid as a result of such Relinquished Property being transferred and (ii) a requirement that the sale proceeds from the disposition of such Relinquished Property be applied to satisfy the debt secured by such Relinquished Property.

          “Replacement Property” means property, qualifying as “replacement property or properties” within the meaning of Treasury Regulation Section 1.1031(k)-1(a), to be acquired by an Exchanger pursuant to a Replacement Property Agreement assigned to Qualified Intermediary hereunder, but only to the extent such property is acquired by payment of funds by Qualified Intermediary from one or more Exchange Accounts.

          “Replacement Property Agreement” means each agreement, by and between an Exchanger and Transferor(s) owning Replacement Property for the transfer of Replacement Property to such Exchanger (collectively, the contracts, applications and approvals), either in existence on the date hereof or entered into during the term of this Agreement.

          “Replacement Property Cost” has the meaning set forth in Section 6.1.

          “Rev. Proc. 2003-39” means the revenue procedure 2003-39 contained in Bulletin Number 2003-22, dated June 2, 2003, released by the Department of Treasury, Internal Revenue Service.

          “Rev. Proc. 2007-56” means the revenue procedure 2007-56 contained in Bulletin Number 207-34, dated August 20, 2007, released by the Department of Treasury, Internal Revenue Service.

          “Rights” means (1) each Exchanger’s rights in the applicable Replacement Property Agreement (but not its obligations), as defined in Treasury Regulations Sections 1.1031(k)-1(g)(4)(iv) and (v), to acquire the Replacement Property, and (2) each Exchanger’s rights in a Relinquished Property Agreement (but not its obligations) as defined in Treasury Regulations Sections 1.1031(k)-1(g)(4)(iv) and (v), including such Exchanger’s right to sell the Relinquished Property and to receive payment for such Relinquished Property.

          “Section 1031” means Section 1031 of the Internal Revenue Code of 1986, as amended.

          “Termination Date” has the meaning set forth in Section 7.1.

          “Termination Event” has the meaning set forth in Section 6.2.

          “Transferee” means a buyer of a Relinquished Property who pays Qualified Proceeds to Qualified Intermediary and acquires ownership to such Relinquished Property from an Exchanger.

          “Transferor” means a seller of a Replacement Property who receives a Cash Payment from Qualified Intermediary and transfers ownership to such Replacement Property to an Exchanger.

          “Treasury Regulation” means the applicable regulation adopted by the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, as of the date of this Agreement.

ARTICLE II
ASSIGNMENT SAFE HARBOR AND LIMITED REVOCATIONS

          2.1 Assignment of Property Acquired and Relinquished. Each Exchanger hereby assigns to QI, such Exchanger’s Rights with respect to each Relinquished Property Agreement and each Replacement Property Agreement arising on or after the date of this Agreement relating to the disposition of Relinquished Property or acquisition of Replacement Property. Each Exchanger shall designate the Asset Class(es) of the Relinquished Property to which the Relinquished Property Agreement relates in Exhibit A of this Agreement. From time to time, an Exchanger may sell or acquire property that is not described in Exhibit A. If an Exchanger desires to qualify any such property as Relinquished Property and/or Replacement Property, subject to the terms and conditions of the Agreement, such property will be identified as Relinquished Property through an addendum to Exhibit A of this Agreement.

          2.2 Safe Harbor. Each Exchanger’s assignment to QI as set forth in Section 2.1 is made pursuant to the assignment safe harbor set forth in Section 6.02 of Rev. Proc. 2003-39 and, except as may be otherwise required by law, shall be effective without the need for any further actions, other than those provided in Sections 2.5 and 3.1 hereof, by an Exchanger or QI with respect to the transfer of any Relinquished Property or Replacement Property.

          2.3 Revocation of, or Change in Assignment. By written notice to QI, each Exchanger may revoke its assignment to QI of its Rights in any Relinquished Property Agreement or Replacement Property Agreement, or cease assigning its Rights with respect to any Relinquished Property Agreement(s) and/or Replacement Property Agreement(s) arising on or after the date of notice and identified in such notice, but only as to any Relinquished Property and/or Replacement Property to which ownership has not yet transferred pursuant to the applicable Relinquished Property Agreement and/or Replacement Property Agreement and, for any Relinquished Property, to which the Identification Period has not expired. Not later than the termination date specified in any notice of termination delivered pursuant to Section 7.1 hereof, the applicable Exchanger shall cease assigning to QI its Rights with respect to any Relinquished Property arising on or after such date.

          2.4 Acceptance. QI accepts each assignment of an Exchanger’s Rights in each Relinquished Property Agreement and each Replacement Property Agreement solely in its capacity as qualified intermediary for such Exchanger.

          2.5 Notice to Transferees and Transferors. Each Exchanger will provide written notice, on or before the date of the relevant transfer of Relinquished Property and Replacement Property, as applicable, to the Transferee under any Relinquished Property Agreement, and to the Transferor under any Replacement Property Agreement, in each case assigned to United Rentals Exchange, LLC, that such Exchanger’s Rights in such Relinquished Property Agreement or such Replacement Property Agreement, as the case may be, have been assigned to QI.

          2.6 Limitation on Rights Transferred to QI. Each of the parties hereto agrees and acknowledges that any assignment to QI hereunder shall not give QI any rights under any Relinquished Property Agreement to which any Exchanger is a party relating to the disposition of Assets except the Rights in respect of an Asset that becomes Relinquished Property. QI hereby acknowledges that it shall have no interest in any Relinquished Property Agreement with respect to any Asset that is not Relinquished Property.

ARTICLE III
DISPOSITION AND TRANSFER OF RELINQUISHED PROPERTY

          3.1 Disposition and Transfer of the Relinquished Property. Upon executing a Relinquished Property Agreement with respect to a Relinquished Property, each Exchanger shall assign its Rights thereunder to Qualified Intermediary. The applicable Exchanger will notify Qualified Intermediary and each party to the Relinquished Property Agreement of the assignment as such notification is described under Treasury Regulation Section 1.1031(k)-1(g)(4)(v). Qualified Intermediary hereby consents to and assumes each such assignment, effective upon such notification by the applicable Exchanger in accordance with the terms and conditions of this Agreement. Qualified Intermediary shall then cause the Relinquished Property to be transferred to the relevant Transferee in accordance with the relevant Relinquished Property Agreement. Qualified Intermediary hereby directs the applicable Exchanger to transfer ownership to and possession of each relinquished Asset designated as a Relinquished Property directly to the relevant Transferee upon delivery to Qualified Intermediary of the Qualified Proceeds by the Transferee and in accordance with Treasury Regulation Section 1.1031(k)-1(g)(4)(iv)(B). All obligations of the applicable Exchanger under each Relinquished Property Agreement, including, without limitation, all representations, warranties and covenants shall remain the obligations solely of such Exchanger. In addition, each Exchanger shall be solely responsible for processing all paperwork and procedures related to the termination of any rent for each Relinquished Property and the transfer of ownership to, or registration of, each Relinquished Property to Transferee.

          3.2 Relinquished Property Sales.

          (i) Exchanger as Lender to Transferees. From time to time an Exchanger may act as a lender to a Transferee of Relinquished Property. Pursuant to the safe harbor set forth in section 5.04 of Revenue Procedure 2003-39, such Exchanger will promptly transfer funds equal to the loan proceeds (plus a market rate of interest on such amount for the period between the date of the sale of the Relinquished Property and the date of the transfer of the loan proceeds to QI) to or for the benefit of QI.

          (ii) Application of Rental Security Deposit to Purchase Price. From time to time an Exchanger may apply rental security deposits made by a Transferee to the purchase price of Relinquished Property purchased by such Transferee. Pursuant to the safe harbor set forth in Section 5.05 of Revenue Procedure 2003-39, Exchanger will promptly transfer funds equal to the rental security deposit applied by Exchanger to the purchase price of the sale of the Relinquished Property (plus a market rate of interest on such amount for the period between the date of the sale of the Relinquished Property and the date of the transfer of the security deposit to QI) to or for the benefit of QI.

          3.3 Use of Qualified Proceeds.

          (i) Upon receipt of the Qualified Proceeds from a Transferee, Qualified Intermediary shall pay all customary transactional items (not otherwise payable or paid by the applicable Exchanger or the Transferee), including (but not limited to) commissions, fees and transfer or other taxes, if any, incurred in connection with the transfer of the Relinquished Property to the Transferee, provided that any amounts paid by Qualified Intermediary hereunder shall be paid from the Qualified Proceeds and that Qualified Intermediary shall have no obligation to pay any liability resulting from any transaction described herein if such liability cannot be satisfied by the Qualified Proceeds or any other funds provided to Qualified Intermediary by such Exchanger. After paying such amounts, if any, Qualified Intermediary shall hold the remainder of the Qualified Proceeds for the purpose of acquiring the Replacement Property as provided in this Agreement. PRIOR TO THE OCCURRENCE OF A “TERMINATION EVENT” AS DEFINED UNDER THIS AGREEMENT, EACH EXCHANGER SHALL HAVE NO RIGHT TO RECEIVE, PLEDGE, BORROW OR OTHERWISE OBTAIN THE BENEFITS OF THE QUALIFIED PROCEEDS HELD BY QUALIFIED INTERMEDIARY AND ANY INTEREST ACCRUED THEREON IN ACCORDANCE WITH TREASURY REGULATION SECTION 1.1031(k)-1(g)(6).

          (ii) To the extent there is any Relinquished Property Subject to Liabilities, such liabilities may be required to be satisfied, in whole or in part, with proceeds from the sale or transfer of such Relinquished Property. QI’s utilization of Qualified Proceeds to satisfy any portion of an Exchanger’s liabilities shall be treated as a transfer of such Relinquished Property to the Transferee subject to such liabilities to the extent that Qualified Proceeds are used to satisfy such liabilities, all pursuant to Treasury Regulation Section 1.1031(b)-1(c). Because of the nature of each Exchanger’s liabilities, all Relinquished Property is expected to be subject to the provisions of this clause and therefore, while this remains the case, to the extent there are liabilities that are required to be repaid pursuant to the Credit Agreement, Qualified Proceeds shall be remitted to the lender on the last day of the next relevant Interest Period (as defined in the Credit Agreement)with respect any liability to the extent of the outstanding balance of such liability at such time the amount in the Exchange Account equals or exceeds $1,000,000.

          3.4 Use of Assignments. Each of the Exchangers and Qualified Intermediary intend that Qualified Intermediary shall acquire its interest in each Relinquished Property pursuant to an assignment of the Relinquished Property Agreement, as described above, in a manner consistent with Treasury Regulation Section 1.1031(k)-1(g)(4)(v). Pursuant to such assignment, Qualified Intermediary shall cause the transfer of each Relinquished Property to the Transferee in a manner which does not require Qualified Intermediary to obtain legal ownership or possession of such Relinquished Property.

ARTICLE IV
ACQUISITION AND TRANSFER OF REPLACEMENT PROPERTY

          4.1 Identification of Replacement Property. (a) Each Exchanger may identify and request that Qualified Intermediary acquire each Replacement Property by delivering to Qualified Intermediary a written identification notice describing potential Replacement Property to be acquired prior to the end of the Exchange Period using funds from the Exchange Account. Each Exchanger shall only designate Replacement Property that is like-kind to such Relinquished Property, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations. Exchanger’s identification notice must:

(i) Be signed by the applicable Exchanger;

(ii) Be hand-delivered, mailed by United States mail, telecopied or otherwise sent to Qualified Intermediary on or before the end of the Identification Period;

(iii) Describe the potential Replacement Property with sufficient specificity so as to comply with Treasury Regulation Section 1.1031(k)-1(c) or Treasury Regulation Section 1.1031(k)-1(e); and

(iv) The potential Replacement Property identified must consist of either: (a) no more than three properties in the aggregate, or (b) any number of properties whose aggregate fair market value does not exceed 200% of the aggregate fair market value of the Relinquished Properties involved in such Exchange.

Alternatively, each Exchanger will treat one or more Replacement Properties received within the Identification Period for the relevant Relinquished Property(ies) and matched by the applicable Exchanger with one or more Relinquished Property(ies), as constituting an Exchange and as being identified pursuant to Treasury Regulation Section 1.1031(k)-1(c)(1). Each such Exchange is hereby deemed to be a separate Exchange for purposes of Section 1031. Each Exchanger shall match such Replacement Property(ies) with Relinquished Property(ies) for such Exchange on its internal books and records in accordance with Section 1.1031(a)-2 of the Treasury Regulations and with the safe harbors set forth in Sections 4.01 and 4.02 of Rev. Proc. 2003-39. URNA shall match Replacement Property to be used in URNA’s trade or business with Relinquished Property used in URNA’s trade or business. URNW shall match Replacement Property to be used in URNW’s trade or business with Relinquished Property used in URNW’s trade or business.

          (b) Any identification by an Exchanger pursuant to Section 4.1(a) hereof may be revoked by written notice from such Exchanger delivered to QI prior to the end of the Identification Period.

          4.2 The Replacement Property Assignments. The procedures for acquiring the Replacement Property for each Exchange shall be as follows:

          (a) On or before the date on which each Replacement Property Agreement becomes binding on an Exchanger, each Exchanger shall assign its Rights thereunder to Qualified Intermediary. Each Exchanger shall notify Qualified Intermediary and each party to the Replacement Property Agreement of such assignment and, thereafter, shall match such Replacement Property with the Relinquished Property for such Exchange on its books and records. Qualified Intermediary hereby accepts all such assignments in accordance with the terms of this Agreement, and agrees to satisfy such Exchanger’s obligation to purchase each Replacement Property only to the extent of the Qualified Proceeds and any supplemental funds provided to Qualified Intermediary by the applicable Exchanger pursuant to Section 6.1 hereof. All obligations of an Exchanger under each Replacement Property Agreement, including, without limitation, all representations, warranties, and covenants thereunder, shall remain the sole obligations of such Exchanger.

          (b) Qualified Intermediary shall take all actions necessary to consummate the acquisition of each Replacement Property in accordance with the terms of the Replacement Property Agreement and the assignment thereof, and Qualified Intermediary shall make a Cash Payment to the Transferee in the amount of the purchase price for the Replacement Property as set forth in the Replacement Property Agreement and as directed by Exchanger, provided that the amount of such Cash Payment does not exceed the Qualified Proceeds then available to Qualified Intermediary.

          Any disbursement hereunder directed by an Exchanger shall (if otherwise permitted under the terms of this Agreement) be made by Qualified Intermediary directing its bank to initiate an EFT, a check disbursement or other authorized form of payment in order to withdraw from the Exchange Account and transfer to one or more Disbursement Accounts on such day amounts are needed to fund such disbursement. Qualified Intermediary shall not be required to initiate an EFT or a check disbursement on the day directed by an Exchanger if that day is a bank holiday at Qualified Intermediary’s Bank or a market holiday at the major financial markets. The applicable Exchanger shall provide disbursement instructions including Exchanger’s name, the Exchange Account number, the Disbursement Account number, the name and account number of the recipient, the name and ABA routing number of the recipient’s bank and the amount to be transferred to the recipient. Qualified Intermediary is expressly authorized to rely conclusively on the accuracy of the content of such instructions, including the account numbers and ABA routing numbers identified therein, which are the sole responsibility of such Exchanger.

          (c) Each Exchanger and Qualified Intermediary intend that Qualified Intermediary shall acquire its interest in each Replacement Property by accepting an assignment of the Replacement Property Agreement as described above, in accordance with Treasury Regulation Section 1.1031(k)-1(g)(4)(v). Pursuant to each such assignment, Qualified Intermediary shall cause the transfer of each Replacement Property from a Transferor to the applicable Exchanger in a manner which does not require Qualified Intermediary to obtain legal ownership or possession of any Replacement Property. In addition, each Exchanger shall be solely responsible for processing all paperwork and procedures related to (i) the transfer of ownership to the Replacement Property, and (ii) any leasing arrangements with any relevant lessee, if applicable.

          4.3 Replacement Property Acquisitions. In connection with each acquisition of a Replacement Property:

          (a) Qualified Intermediary shall cause to be delivered to the applicable Exchanger ownership to and possession of each Replacement Property pursuant to the forms of transfer instruments required by the Replacement Property Agreement.

          (b) The amount which Qualified Intermediary will be required to pay to a Transferor to acquire any Replacement Property for an Exchange will be limited to the amount of the Qualified Proceeds for such Exchange, supplemented by any funds provided to Qualified Intermediary by the applicable Exchanger pursuant to Section 6.1 hereof. Qualified Intermediary shall have no responsibility or liability with respect to any excess acquisition costs if the applicable Exchanger does not provide Qualified Intermediary adequate funds pursuant to Section 6.1 hereof, and Qualified Intermediary shall have no responsibility to require the applicable Exchanger to provide such funds to Qualified Intermediary. In the event the applicable Exchanger fails to provide such funds to Qualified Intermediary, Qualified Intermediary shall have no obligation to complete the acquisition of any Replacement Property hereunder.

ARTICLE V
ACCOUNTS

          5.1 Accounts.

          (a) Qualified Intermediary shall establish the Accounts during the term of this Agreement. The purpose of the Accounts, the procedures with respect to the collection, separation, consolidation, transfer and disbursement of funds with respect to each Account, the procedures with respect to the payment for Replacement Property, certain reporting requirements of the Exchangers, the investment of funds on deposit in the Exchange Account and funds transfer procedures with respect to the Accounts are described in greater detail in Exhibit C.

          (b) As part of its assignment of the Relinquished Property Agreement to Qualified Intermediary pursuant to Section 2.1 above, each Exchanger shall designate the Asset Class(es) of the Relinquished Property to which the Relinquished Property Agreement relates and as described in Exhibit A, and shall instruct Qualified Intermediary as to the amount of the Qualified Proceeds to be received pursuant to such Relinquished Property Agreement that is allocable to Relinquished Property of each such Asset Class designated by such Exchanger. Upon receipt of such instruction by the applicable Exchanger and of the Qualified Proceeds from the Transferee, Qualified Intermediary shall deposit the Qualified Proceeds into the Exchange Account as instructed by such Exchanger hereunder.

          (c) Any funds on deposit in the Accounts shall be invested in Permitted Investments. Qualified Intermediary shall credit to the applicable Account, on a periodic basis or at the time of closing of the account, the interest or other similar return earned, if any, on funds on deposit in the Accounts.

          (d) Qualified Intermediary shall disburse, in the form of ACH credits or wire transfers, Qualified Proceeds from the Exchange Account to one or more Disbursement Accounts for the acquisition of Replacement Property, as described in Section 4.2 above and to make non-Qualified Disbursements. In connection with any checks or EFT to be prepared and executed in accordance with this Section, Qualified Intermediary may appoint any person (including, without limitation, Exchanger as its agent for the limited purpose of preparing such checks and/or verifying such EFT disbursement or transfer files, and may appoint any person (including, without limitation, the person designated as its agent for the purpose of preparing such checks and/or verifying such EFT disbursement or transfer files) as its attorney-in-fact with full power and authority to execute and deliver such checks and/or to verify the amounts of such EFT disbursement or transfer files payable with funds on deposit in a Disbursement Account on behalf of Qualified Intermediary pursuant to a revocable limited power of attorney in the form attached as Exhibit E hereto.

          (e) The Exchange Account shall be a restricted account, and each Exchanger shall have no right to pledge, borrow or otherwise obtain the benefits of Qualified Proceeds held in such Account, except as provided in Section 3.2(ii) above, Article IV above and to the extent not inconsistent with Treasury Regulation Section 1.1031(k)-1(g)(6). Upon a Disbursement Occurrence, funds, if any, contained in the Exchange Account which no longer constitute Qualified Proceeds shall be transferred to the applicable Exchanger.

          (f) All funds held in Accounts pursuant to this Agreement shall only be transferred or disbursed upon the joint written (including electronic) instruction of Qualified Intermediary and Exchanger. Nothing in this paragraph shall be construed to permit a disbursement to be directed by either party except to the extent permitted by Treasury Regulations Section 1.1031(k)-1(g)(6)), Section 5.02 of Rev. Proc. 2003-39 and Section 5.1(e) hereof. Except in regard to the disbursement of Additional Subsidies for Non-Qualified Disbursements, Exchanger’s consent to a transfer or disbursement is intended solely to protect the integrity of Qualified Proceeds and Additional Subsidies from disbursement in circumstances inconsistent with the terms of this Agreement.

ARTICLE VI
CASH PAYMENTS AND TERMINATION EVENTS

          6.1 Cash Equalization Payment. If the Replacement Property Cost (hereafter defined) for an Exchange exceeds the Qualified Proceeds for such Exchange, then the applicable Exchanger shall provide Qualified Intermediary with sufficient available funds at least 1 business day prior to the date upon which the distribution is required. The “Replacement Property Cost” shall mean the sum of all Cash Payments paid by Qualified Intermediary to a Transferor in connection with the purchase of the Replacement Property for each Exchange, including related fees and costs.

          6.2 Termination Event. The obligations of Qualified Intermediary with respect to each Exchange under this Agreement shall terminate upon the expiration of the Exchange Period for such Exchange (a “Termination Event”). Upon the occurrence of the Termination Event, Qualified Intermediary shall pay to the applicable Exchanger the remaining Qualified Proceeds for such Exchange, provided that no amounts are owed to Qualified Intermediary with respect to any transaction described herein. Any amounts properly owed to third parties, or properly reimbursable expenses, with respect to such Exchange shall be paid with respect to such Exchange prior to any distribution to the applicable Exchanger.

          6.3 Transferor Defaults. If any Transferor defaults in its obligation to transfer an interest in a Replacement Property to Qualified Intermediary, Qualified Intermediary will take such action against the Transferor as directed in writing by the applicable Exchanger, with the costs and expenses thereof being paid solely by such Exchanger. In no event shall Qualified Intermediary be personally liable for any cost or expenses of taking such action and in no event shall Qualified Intermediary be required take, maintain or continue any action against the Transferor unless the applicable Exchanger has first advanced any costs or expenses related to such action.

ARTICLE VII
TERM

          7.1 Term. The term of this Agreement shall begin on the date first written above and shall continue for thirty-six (36) months from the date hereof. In addition, an Exchanger may terminate this Agreement with respect to such Exchanger at any time after the end of the initial thirty-six (36) month term, by providing not less than sixty (60) days’ prior written notice to QI. The date which is the end of a thirty-six (36) month term (as may be renewed) or sixty (60) days after the Exchanger’s notice as provided herein shall be called the “Termination Date”. Upon any such termination, (i) this Agreement shall remain in effect with respect to Qualified Proceeds relating to a sale to a Transferee prior to the Termination Date and for which no Disbursement Occurrence has taken place, (ii) any indemnities and obligations owing to QI under this Agreement as of the Termination Date shall survive until satisfied or otherwise terminated, (iii) termination of this Agreement shall not affect any rights or obligations of the parties hereto under an Exchange that has not yet been completed as of the Termination Date, and (iv) in the event that any party hereto terminates this Agreement, such party shall not do so in a manner that causes a pending Exchange not to qualify under Section 1031 or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39. Subject to the restrictions above, upon the Termination Date, QI shall, at such time, and in satisfaction of QI’s remaining obligations under this Agreement, pay, or cause to be paid, all funds in any Account to the applicable Exchanger or such Exchanger’s designee.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          8.1 Representations and Warranties of QI. QI hereby represents and warrants to each Exchanger as of the date hereof and throughout the term of this Agreement and covenants, where applicable, with each Exchanger as follows:

          (i) Organization, Power, Standing, and Qualification. QI is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation, and QI has the requisite corporate power and authority to carry on its business as it is presently being conducted, and as it is intended and reasonably contemplated to be conducted under this Agreement and as part of the LKE Programs, and to own and operate the property and assets presently owned and operated by it, if any, and contemplated to be owned and operated by it in the future. QI will only qualify to do business or register as a sales and use tax vendor in those states requested in writing by an Exchanger, and all costs and expenses of same shall be paid solely by such Exchanger. QI shall at all times operate in a manner consistent with its certificate of formation and its operating agreement.

          (ii) Corporate Power and Authority. QI has the corporate power and authority to execute, deliver and perform this Agreement, to acquire the Rights under the assignments set forth herein, and to otherwise perform its obligations under this Agreement, including to effect the Exchanges contemplated hereby on behalf of the Exchangers. The execution, delivery, and performance of this Agreement and the consummation of each Exchange and the transactions related thereto contemplated hereby have been duly authorized by all necessary corporate action on the part of QI. This Agreement is a valid and binding obligation of QI, enforceable in accordance with its terms.

          (iii) Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement does not and will not (a) contravene any provisions of the certificate of formation or operating agreement of QI, (b) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage to which QI is now, or may in the future be a party, (c) require any action by or in respect of, or filing with, any governmental body, agency or official which has not been obtained or (d) contravene, or constitute a default under, any provision of applicable law or governmental regulation, rule, contract, agreement, judgment, injunction, order, decree or other instrument binding upon QI.

          (iv) Indebtedness and Liens. Except as expressly provided in this Agreement, neither QI, nor any Person acting on behalf of or as an agent for QI, has incurred or will incur any indebtedness for borrowed money, or guarantee any obligations of any other Person, or pledge, assign, transfer, or otherwise encumber (or permit or suffer to exist any lien or any other of the foregoing encumbrances with respect to) its assets or any aspect of this Agreement whatsoever, including the Rights assigned herein to QI by the Exchangers.

          (v) Litigation and Compliance. There is no civil or criminal suit, action, claim, arbitration, administrative, legal or other proceeding or governmental investigation pending or, to the knowledge of QI, threatened against QI or its officers or managers in such capacity nor has there been any failure by QI or its officers or managers to comply with nor has there been any violation of, or default with respect to, any issued or pending order, writ, injunction, judgment or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality against QI or its officers or managers in their capacity as, or in connection with their capacity as, officers and managers of QI.

          (vi) Tax Advice. QI represents that at no time has it or its officers, managers, shareholders, employees or agents made any representation or rendered any advice with respect to the tax aspects of the Exchanges contemplated herein.

          (vii) No Consent. No consent of, action by or in respect of, approval of or other authorization of, or registration, declaration or filing with, any governmental authority or other Person is required for the valid execution and delivery of this Agreement by QI or for the performance of any of QI’s obligations hereunder.

          (viii) Solvency. Before and after giving effect to the transactions contemplated by this Agreement, QI is solvent within the meaning of the Bankruptcy Code and QI is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debt under any bankruptcy or insolvency law and no event of bankruptcy has occurred with respect to QI.

          (ix) Ownership. All of the issued and outstanding interests of QI are owned by Owner, and have been validly issued, are fully paid and non-assessable. QI has no subsidiaries and owns no capital stock or any interest in any other Person.

          (x) No Other Agreements. Other than as contemplated by this Agreement, (i) QI is not a party to any contract or any agreement of any kind or nature and (ii) QI is not subject to any obligations or liabilities of any kind or nature in favor of any third party.

          (xi) Not a Disqualified Person. QI hereby represents and warrants to each Exchanger that prior to, as of and after the date hereof and all of the time that this Agreement is in force and effect, QI is not a disqualified person within the meaning of such term as set forth in Section 1.1031(k)-1(k) of the Treasury Regulations (a “Disqualified Person”), taking into account all exceptions and exclusions therefrom. QI shall not knowingly cause QI to become a Disqualified Person during the period commencing on the date hereof through the Termination Date and, if any Exchange is pending after the Termination Date, including the Exchange Period relating to the same.

          8.2 Representations and Warranties of Owner. Owner hereby represents and warrants to each Exchanger as of the date hereof and throughout the term of this Agreement and covenants, where applicable, with each Exchanger as follows:

(i) Organization, Power, Standing, and Qualification. Owner has been duly organized and is in good standing and validly existing under the laws of the state of its organization.

          (ii) Corporate Power and Authority. Owner has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Owner has duly authorized, executed and delivered this Agreement. This Agreement is a valid and binding obligation of Owner, enforceable in accordance with its terms.

          (iii) Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement does not and will not (a) contravene any provisions of the certificate of incorporation or bylaws of Owner, (b) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage to which Owner is now, or may in the future be a party, (c) require any action by or in respect of, or filing with, any governmental body, agency or official which has not been obtained or (d) contravene, or constitute a default under, any provision of applicable law or governmental regulation, rule, contract, agreement, judgment, injunction, order, decree or other instrument binding upon Owner.

          (iv) Litigation and Compliance. There is no civil or criminal suit, action, claim, arbitration, administrative, legal or other proceeding or governmental investigation pending or, to the knowledge of Owner, threatened against Owner or its officers or managers in such capacity nor has there been any failure by Owner or its officers or managers to comply with nor has there been any violation of, or default with respect to, any issued or pending order, writ, injunction, judgment or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality against Owner or its officers or managers in their capacity as, or in connection with their capacity as, officers and managers of Owner.

          (v) Not a Disqualified Person. Owner shall not cause QI to become a Disqualified Person during the period commencing on the execution date hereof through and including the date of transfer of any Replacement Property to such Exchanger as part of its LKE Program.

          (vi) No Consents. No consent of, action by or in respect of, approval of or other authorization of, or registration, declaration or filing with, any governmental authority or other Person is required for the valid execution and delivery of this Agreement by Owner or for the performance of any of Owner’s obligations hereunder.

(vii) Ownership of QI. QI is wholly owned by Owner.

          8.3 Representations and Warranties of each Exchanger. Each Exchanger, severally and not jointly, hereby represents and warrants to QI as of the date hereof and on the date of each of the transactions described in Article II, Article III, Article IV and Article V hereof and covenants, where applicable, with QI as follows:

          (i) Organization, Power, Standing, and Qualification. Each Exchanger is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to carry on its business as it has been conducted in the past and is presently being conducted.

          (ii) Corporate Power and Authority. Each Exchanger has the corporate power and authority to execute, deliver and perform this Agreement, to sell the Relinquished Property, and to acquire the Replacement Property and to otherwise perform its obligations under this Agreement including the Exchanges and the transactions related thereto contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Exchanger. This Agreement is a valid and binding obligation of each Exchanger, enforceable in accordance with its terms.

          (iii) Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene any provision of the certificate of incorporation or bylaws of such Exchanger, (ii) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of the transfer of any Relinquished Property or the acquisition of Replacement Property, where applicable, or any material indenture, material mortgage, material contract, material commitment or material agreement to which each Exchanger is a party or by which it is bound, or (iii) violate any provision of any law, rule, regulation, order, permit or license to which such Exchanger is subject, which in the case of clauses (ii) and (iii) above, either would, in the aggregate, reasonably be expected to have a material adverse effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement or such Exchanger’s ability to perform its obligations hereunder.

          (iv) Litigation and Compliance. There is no material suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to the reasonable knowledge of each Exchanger, threatened against such Exchanger that is related to this Agreement that may affect such Exchanger’s ability to perform under this Agreement or that may adversely affect QI, nor has there been any failure by such Exchanger to comply with, nor has there been any violation of, or default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality issued or pending against such Exchanger that is related to this Agreement.

          (v) Legal or Tax Advice. Each Exchanger acknowledges that neither QI nor any employee, officer, managers, agent, principal or affiliate of QI has given any legal or tax advice nor made representations regarding the legal or tax consequences of its LKE Program. Each Exchanger further acknowledges that it has been advised to seek independent legal and tax advice regarding its LKE Program, regarding whether any Relinquished Property and Replacement Property are like-kind under Sections 1.1031(a)-2 and 1.1031(k)-1 of the Treasury Regulations and to have this Agreement reviewed and approved by independent counsel. Each Exchanger represents and warrants to QI that it has consulted with and is relying on its own attorney or tax advisor regarding the requirements for a like-kind exchange under Section 1031, and the legal and tax consequences of the transactions contemplated by this Agreement. Each Exchanger further acknowledges that it has relied solely upon the specific advice and judgment of their own independent attorneys and/or tax advisors and that it has not relied upon any written materials provided to Exchangers by QI or by any of QI’s agents or employees or upon any conversations with or upon any general information about exchanges provided by QI or by its agents or employees. Each Exchanger shall be solely responsible for all of the legal and tax incidences of the transactions contemplated by this Agreement, including compliance with any temporal requirements hereunder or under Section 1031.

          (vi) No Consents. No consent of, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with a valid execution and delivery of this Agreement by such Exchanger or for the performance of any of such Exchanger’s obligations hereunder, other than such consents, approvals, authorizations, registrations, declarations or filings as shall have been obtained by such Exchanger on or prior to the date hereof.

          8.4 Maintenance of Separate Existence. To the extent allowable under Generally Accepted Accounting Principles for entities that are part of consolidated groups, QI covenants and agrees that it shall do all things necessary to continue to be readily distinguishable from Owner and its affiliates and maintain its corporate existence separate and apart from that of Owner and its affiliates including, without limitation, (i) practicing and adhering to organizational formalities, such as maintaining appropriate books and records; (ii) observing all organizational formalities in connection with all dealings between itself and Owner, and the affiliates or any unaffiliated entity with respect to Owner; (iii) observing all procedures required by its certificate of formation, its operating agreement and the laws of the state of its formation; (iv) acting solely in its name and through its duly authorized officers or agents in the conduct of its businesses; (v) managing its business and affairs by or under the direction of its managers; (vi) ensuring that its board of managers duly authorizes all of its actions; (vii) maintaining at least one manager who is an independent manager; (viii) [intentionally omitted]; (ix) not (A) having or incurring any indebtedness to Owner or its affiliates; (B) guaranteeing or otherwise becoming liable for any obligations of Owner or its affiliates; (C) having obligations guaranteed by Owner or its affiliates; (D) holding itself out as responsible for debts of Owner or its affiliates or for decisions or actions with respect to the affairs of Owner or its affiliates; (E) operating or purporting to operate as an integrated, single economic unit with respect to Owner, its affiliates or any unaffiliated entity thereof; (F) seeking to obtain credit or incur any obligation to any third party based upon the assets of Owner, its affiliates or any unaffiliated entity thereof; (G) induce any such third party to reasonably rely on the creditworthiness of Owner, its affiliates or any unaffiliated entity thereof; and (H) being directly or indirectly named as a direct or contingent beneficiary or loss payee on any insurance policy of Owner, its affiliates or any unaffiliated entity thereof; (x) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person; (xi) maintaining its financial records separate and apart from those of any other Person; (xii) not suggesting in any way, within its financial statements, that its assets are available to pay the claims of creditors or Owner, its affiliates or any unaffiliated entity thereof; (xiii) compensating all its employees, officers, consultants and agents for services provided to it by such Persons out of its own funds pursuant to a shared services agreement; (xiv) maintaining office space separate and apart from that of Owner and its affiliates and a telephone number separate and apart from that of Owner and its affiliates; (xv) conducting all oral and written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements, and applications solely in its own name; (xvi) having separate stationery from Owner, its affiliates or any unaffiliated entity thereof; (xvii) accounting for and managing all of its liabilities separately from those of Owner and its affiliates; (xviii) allocating, on an arm’s-length basis, all shared corporate operating services, leases and expenses, including, without limitation, those associated with the services of shared consultants and agents and shared computer and other office equipment and software; and otherwise maintaining an arm’s-length relationship with Owner and each of its affiliates; (xix) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving Owner to substantively consolidate Owner with an affiliate or unaffiliated entity thereof; (xx) remaining solvent and assuring adequate capitalization for the business in which it is engaged and (xxi) conducting all of its business (whether written or oral) solely in its own name so as not to mislead others as to the identity of Owner or its affiliates.

          In addition, the certificate of formation of QI shall provide that (a) QI shall have at all times at least one manager who is an independent manager (the “Independent Manager”), each of whom is not and never was (i) a stockholder, member, partner, director, manager, officer, employee, affiliate, associate, creditor or independent contractor of any of Owner, URNA or URNW or any of their respective affiliates or associates (excluding, however, any service provided by a person engaged as an “independent” manager or director, as the case may be) or (ii) any person owning directly or beneficially any outstanding shares of common stock of any of Owner, URNA or URNW or any of their respective affiliates, or a stockholder, director, manager, officer, employee, affiliate, associate, creditor or independent contractor of such beneficial owner or any of such beneficial owner’s affiliates or associates, or (iii) a member of the immediate family of any person described above and (b) QI may not without such Independent Manager’s consent (1) institute proceedings to be adjudicated bankrupt or insolvent, (2) consent to the institution of bankruptcy or insolvency proceedings against it, (3) file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, (4) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of QI or a substantial part of its property, (5) make any assignment for the benefit of creditors, (6) admit in writing its inability to pay its debts generally as they become due or (7) take any corporate action in furtherance of any such action.

          8.5 Mergers. QI will not merge or consolidate with or into any other Person unless QI complies with Section 10.8.

          8.6 Organizational Documents. QI will not amend any of its organizational documents, including its certificate of formation and operating agreement unless such amendment is approved by all of its managers, including its Independent Manager.

          8.7 No Other Agreements. QI will not enter into or be a party to any agreement or instrument other than this Agreement and any documents and agreements incidental thereto or entered into as contemplated herein.

          8.8 Other Business; Exclusivity. QI will not engage in any business or enterprise or enter into any transaction other than the making of Exchanges pursuant to this Agreement, the related exercise of its rights as Qualified Intermediary hereunder, the incurrence and payment of ordinary course operating expenses and other activities related to or incidental to either of the foregoing.

          8.9 Records. QI agrees that it will monitor and keep detailed and accurate records of the transactions carried out pursuant to this Agreement, including without limitation the dollar amounts involved in each of such transactions. Such records shall include, but shall not be limited to, information concerning the date of each transfer of Relinquished Property to a Transferee and the date of each receipt of Replacement Property from a Transferor. Such records shall be maintained in accordance with recognized accounting practices and in such a manner so as they may be readily audited. All such records will be available for inspection by each Exchanger, or its designated representatives, upon such Exchanger’s request, at reasonable, mutually agreeable times, while this Agreement remains in force. After expiration, termination or cancellation of this Agreement, at the applicable Exchanger’s expense (which expenses shall be reasonable and approved by such Exchanger), QI shall continue to maintain such records, and to allow such Exchanger to audit or inspect the records, until such time as such Exchanger notifies QI that the records are no longer required. QI shall cooperate with the applicable Exchanger, or its designated representatives, in the conduct of any such inspection. Notwithstanding anything set forth above, unless otherwise requested by an Exchanger, the records relating to any particular day’s activities may be destroyed at any time after the date which is ten (10) years from the date such record was originated.

          8.10 Consequential Damages. Each Exchanger agrees that under no circumstances shall Qualified Intermediary be liable for punitive, exemplary, contract or consequential damages, or for any lost profits incurred by such Exchanger or for any income taxes, interest or penalties incurred by such Exchanger.

          8.11 No Personal Liability. The parties hereto agree that no director, manager, officer, employee, member, shareholder or agent of any party to this Agreement shall have any personal liability under or in connection with this Agreement.

          8.12 Indemnification of Qualified Intermediary.

          (a) Each Exchanger, severally and not jointly, shall defend, indemnify and hold harmless Qualified Intermediary and Qualified Intermediary’s managers, officers, shareholders, employees, successors and assigns from and against any claim, investigation, proceeding or suit in connection with any transaction hereunder including, without limitation, costs and expenses of defending or settling disputed claims at litigation or on appeal, and attorney’s fees incurred by Qualified Intermediary, that arise from or in connection with:

(i)

Any representation, warranty, covenant, obligation or liability of such Exchanger or any third party relating to the Relinquished Property or the Replacement Property, or the acquisition or conveyance in accordance with the Relinquished Property Agreement or Replacement Property Agreement, including, without limitation, any claim relating to hazardous or toxic substances, any claim arising from Qualified Intermediary’s acquisition of property as requested by such Exchanger, any claim relating to the use of the Relinquished Property or Replacement Property, any claim arising from Qualified Intermediary’s entering into a lease or other contract as requested by such Exchanger, any claim arising from Qualified Intermediary’s entering into a Replacement Property Agreement as requested by such Exchanger, any claim or allegation by Transferor, Transferee, or any lender, lien holder or other third party connected with the Relinquished Property or the Replacement Property; and

(ii)	Qualified Intermediary’s performance of any of its duties, responsibilities or obligations in accordance with this Agreement.

          (b) Notwithstanding any conflicting term or provision of this Agreement, each Exchanger’s indemnification of Qualified Intermediary hereunder and the related covenants and obligations in this Agreement will be unavailable with respect to any claim caused by Qualified Intermediary’s willful misconduct, gross negligence or breach of its duties or responsibilities under this Agreement.

          8.13 Exchangers’ Responsibilities. Without prejudice to any other limitation on Qualified Intermediary’s duties or responsibilities under this Agreement, with respect to its LKE Program, each Exchanger (and not Qualified Intermediary) shall be solely responsible and liable for:

          (a) The sufficiency, accuracy or validity of any document or instrument arising from or relating to the Relinquished Property Agreement or the Replacement Property Agreement including any ownership or registration documents for the Relinquished Property and the Replacement Property;

          (b) The identity, authority or rights of any person or entity signing any document or instrument, unless such document or instrument shall be signed by or on behalf of Qualified Intermediary;

          (c) Any act or omission of Qualified Intermediary unless the act of omission constitutes Qualified Intermediary’s willful misconduct, gross negligence or a breach of its duties or responsibilities under this Agreement;

          (d) Risk of loss or damage to the Relinquished Property, the Replacement Property and all other property received or transferred by Qualified Intermediary under this Agreement, by casualty, act of God, or otherwise;

          (e) The determination of whether any particular item of personal property is “like kind” or “like class,” the segregation or identification of any units of personal property into separate Exchanges, and the determination of any gain to be recognized by such Exchanger in any Exchange;

          (f) The form and sufficiency of any identification of Replacement Property made by such Exchanger (including any internal “matching” procedure employed by Exchanger); and

          (g) The federal, state and local tax consequences of the transactions contemplated by this Agreement.

          8.14 Reimbursements to Qualified Intermediary. If Qualified Intermediary makes any advances or incurs any expenses in connection with its responsibilities hereunder, each Exchanger shall pay an amount to Qualified Intermediary equal to the amount of all such advances or expenses, plus interest at a rate not to exceed the then current prime rate.

          8.15 No Unlawful Actions. Qualified Intermediary is not required to sign any agreement or participate in any transaction that, in the sole opinion of Qualified Intermediary, would require Qualified Intermediary to engage in any unlawful or fraudulent action.

          8.16 Confidentiality. (a) QI shall keep confidential, and cause its affiliates and its and their officers, managers, employees and advisors to keep confidential, all information relating to each Exchanger (the “Confidential Information”), except as required by law or administrative process or as provided for in this Agreement and except for information that is available to the public as of the date of this Agreement or thereafter becomes available to the public other than as a result of a breach of this Section 8.16.

          (b) Notwithstanding anything to the contrary set forth in Section 8.16(a), (i) QI may disclose any of the Confidential Information provided by an Exchanger to any bank or other governmental regulatory authority having jurisdiction over QI upon the request of the regulatory authority without having to provide such Exchanger with notice of any kind and (ii) in the event that QI is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that QI will, if reasonably practicable and to the extent permitted by law, provide such Exchanger with prompt notice of such request or requirement so that such Exchanger may seek an appropriate protective order or waive compliance by QI with the provisions of this Agreement, and if, in the absence of such protective order or the receipt of such waiver hereunder, QI is nonetheless, in the opinion of QI’s counsel, legally required to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty, QI may disclose such information without liability hereunder, provided, however, that QI shall disclose only that portion of such Confidential Information which it is legally required to disclose.

ARTICLE IX
DIRECT TRANSFER OF OWNERSHIP

          9.1 Direct Transfer of Legal Ownership. For purposes of this Agreement, QI shall be considered to have (1) acquired Relinquished Property from an Exchanger and transferred it to Transferee where the Relinquished Property is transferred by such Exchanger directly to the Transferee pursuant to the relevant Relinquished Property Agreement, and (2) acquired Replacement Property from the Transferor and transferred it to the applicable Exchanger where the Replacement Property is transferred by the Transferor directly to the applicable Exchanger pursuant to the relevant Replacement Property agreement, in each case as provided by Treasury Regulations Sections 1.1031(k)-1(g)(4)(iv) and (v).

          9.2 No Actual Transfer to United Rentals Exchange LLC. Each Exchanger and QI agree that, notwithstanding the deemed transactions described in Section 9.1, each Relinquished Property shall be transferred directly from an Exchanger to a Transferee and each Replacement Property shall be transferred directly from the applicable Transferor to an Exchanger, as the case may be. As a result, QI shall not (1) take actual or constructive possession of, (2) hold legal ownership to, or (3) be the registered or beneficial owner of any Relinquished Property or Replacement Property.

ARTICLE X
MISCELLANEOUS PROVISIONS

          10.1 Survival of Warranties. All representations, warranties and indemnities set forth herein or otherwise made pursuant to this Agreement will survive and remain in effect for a period of two years following the termination of this Agreement.

          10.2 Attorney’s Fees. If any legal action or proceeding is commenced by any party in order to enforce this Agreement or any provision of this Agreement or in connection with any alleged dispute, breach, default or misrepresentation in connection with any provision in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection with that action or proceeding, including costs of pursuing or defending any legal action, discovery or negotiation and preparation of any settlement arrangements, in addition to any other relief as may be granted.

          10.3 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any contemporaneous or previous written or oral agreements, representations or undertakings concerning the matters and arrangements provided for in this Agreement. No supplement, modification or amendment to this Agreement will be binding unless signed by all parties to this Agreement. A waiver of any provision of this Agreement will not be considered a waiver of any other provision, whether or not similar, nor will any waiver on one occasion constitute a continuing or permanent waiver.

          10.4 Notices. Any request, notice or other communication to be given under this Agreement must be in writing and delivered personally or by messenger, private mail, courier service, facsimile or sent by registered, certified mail, return receipt requested, or postage prepaid, as follows:

To Exchangers:

United Rentals (North America), Inc.
5 Greenwich Office Park
Greenwich, CT 06830
Attention: Treasurer or Assistant Treasurer
Tel. No.: (203) 618-7202
Facsimile No.: (203) 622-4325

United Rentals Northwest, Inc.
5 Greenwich Office Park
Greenwich, CT 06830
Attention: Treasurer or Assistant Treasurer
Tel. No.: (203) 618-7202
Facsimile No.: (203) 622-4325

To Qualified Intermediary:

United Rentals Exchange, LLC
c/o IPX1031 LLC
171 N. Clark St., 4th Floor
Chicago, IL 60601
Attention: Pierre W. Priestley, Vice President
Phone: (866) 289-1031
Facsimile: (312) 214-3719
Email: pierre.priestley@ipx1031.com

All notices will be considered effective (i) upon receipt if delivered personally or by messenger or private mail courier, (ii) on the business day of successful transmission by facsimile, or (iii) otherwise on the third business day after deposit in the U.S. mail.

          10.5 Headings. Captions of the articles and sections of this Agreement are for convenience only and must not be interpreted or construed to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision of this Agreement.

          10.6 Governing Law, Venue, Jury Trial Waiver.

                    (a) GOVERNING LAW AND VENUE. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. VENUE SHALL BE IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK.

                    (b) JURY TRIAL WAIVER. EACH EXCHANGER AND QI HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM THERETO.

          10.7 No Assignment. No assignment of any right or interest or delegation of any duty, responsibility or obligation under this Agreement may be made, in whole or in part, by any party without the prior written consent of the other party, which consent must not be unreasonably withheld. The representations, warranties, covenants, obligations and indemnifications of each Exchanger made or given by each Exchanger and contained in this Agreement are for the sole benefit of Qualified Intermediary and may not be relied upon by any other party. This Agreement, and the rights, duties and obligations under this Agreement may not be sold, assigned or otherwise conveyed by Qualified Intermediary to any other party without the prior written consent of each Exchanger, which consent must not be unreasonably withheld; provided that any assignment by the Qualified Intermediary or any transfer of any interest in this Agreement by the Qualified Intermediary, whether by merger or acquisition or otherwise shall only be effective if the successor or surviving entity (x) is a bankruptcy-remote, special purpose entity organized under the laws of any state of the United States and is not an affiliate of URNA or URNW (y) has organic documents that comply with the provisions set forth in Section 8.4 hereof and (z) expressly agrees in writing to abide by the terms of this Agreement. Subject to the foregoing, this Agreement is binding upon and shall continue to the benefit of each party to this Agreement and its respective heirs, legal representatives, successors and assigns.

          10.8 Additional Documents. The parties shall execute any additional documents reasonably necessary to effectuate the provisions and purposes of this Agreement.

          10.9 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile copies, each of which will be considered to be an original. All those counterparts together will constitute the same instrument, which may be sufficiently evidenced by one counterpart. The signing of this Agreement at different times and places by the parties will not affect the validity of this Agreement.

          10.10 No Agency. Qualified Intermediary is not acting as the agent of each Exchanger in this Agreement. No agency, partnership or joint venture of any kind is, or is intended to be, created by or under this Agreement.

          10.11 Construction. This Agreement shall be construed simply, according to its fair meaning and not strictly for or against either party. The Recitals set forth on the first page of this Agreement are incorporated into this Agreement.

          10.12 Fees and Notice of Withdrawals.

(a)	Fees. Each Exchanger shall pay to Qualified Intermediary certain fees in accordance with the Fee Letter.

(b)	Notice of Withdrawals from Exchange Account. Qualified Intermediary requires at least one (1) full business days’ prior notice for withdrawal of funds on deposit with Qualified Intermediary.

          10.13 Severability; Interpretation. If any provision of this Agreement is held illegal, invalid or unenforceable in a jurisdiction, this Agreement will, in such circumstances, be deemed modified in such jurisdiction to the extent necessary to render enforceable the provisions hereof, and such illegality, invalidity or unenforceability will not affect any other provision of this Agreement in any other jurisdiction. It is the intent of the parties hereto that this Agreement comply with the requirements for like-kind exchanges pursuant to Section 1031 and the regulations thereunder and for a like-kind exchange program pursuant to Revenue Procedure 2003-39. To the greatest extent possible, the provisions of this Agreement shall be interpreted in a manner consistent with such intent.

          10.14 Strict Performance. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder, provided that any provision may be waived by the party intended to benefit therefrom by a written instrument signed by such party.

          10.15 Electronic Signature. In the satisfaction of their respective obligations and the exercise of their respective rights under this Agreement and any related documents and/or agreements, to include bills of sale, each party hereto is, and hereby agrees to be, bound (as though duly authorized, notarized, and sealed original signatures were affixed to a document) by any evidence of consent, approval, authorization and/or agreement such party transmits or causes to be transmitted by electronic means, including but not limited to: downloading and/or transmitting of information via e-mail; facsimile; and the internet or similar electronic transmission. Though in no way a pre-requisite to being so bound and obligated, the parties hereto further agree, upon the request of any other party, to use their respective best efforts to confirm any such electronic transmission (other than with respect to routine consents, approvals or authorizations) by thereafter delivering or making available to the other parties, an original paper counterpart with an ink signature.

          10.16 No Petitions. Each of the Exchangers hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all amounts due pursuant to (i) the Credit Agreement dated as of June 9, 2008 (as amended, restated, amended and restated, supplemented, refinanced in whole or in part or otherwise modified from time to time, the “Credit Agreement”), among United Rentals Inc., United Rentals (North America), Inc., the other U.S. Borrowers (as such term is defined in the Credit Agreement), the Canadian Borrowers (as such term is defined in the Credit Agreement), the Specified Loan Borrower (as such term is defined in the Credit Agreement), the Guarantors (as such term is defined in the Credit Agreement), Bank of America, N.A., as Agent, and the lenders party thereto and (ii) the Receivables Purchase Agreement dated May 31, 2005 (as amended, restated, amended and restated, supplemented, refinanced in whole or in part or otherwise modified from time to time, the “RPA”) among United Rentals Receivables LLC II, United Rentals, Inc., Atlantic Asset Securitization Corp., Liberty Street Funding Corp., Calyon New York Branch, and the Bank Of Nova Scotia, it will not institute against, or join any other Person in instituting against, QI, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that any of the Exchangers takes action in violation of this Section 10.16, QI agrees that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by such Exchanger, against QI or the commencement of such action and raise the defense that such Exchanger, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. This Section 10.16 shall survive the termination of the Agreement.

[signature page follows]

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

QUALIFIED INTERMEDIARY:

          UNITED RENTALS EXCHANGE, LLC, a Delaware limited liability company, as Qualified Intermediary

By:	/s/ Pierre W. Priestley

Its:	Vice President

OWNER:

          IPX1031 LLC, a Delaware limited liability company, as Owner

By:	/s/ Pierre W. Priestley

Its:	Vice President

EXCHANGERS:

          UNITED RENTALS (NORTH AMERICA), INC. a Delaware corporation, as an Exchanger

By:	/s/ Irene Moshouris

Its:	Vice President - Treasurer

          UNITED RENTALS NORTHWEST, INC. an Oregon corporation, as an Exchanger

By:	/s/ Irene Moshouris

Its:	Vice President - Treasurer

Exhibit A

The asset classes, or combination thereof, described below have been designated as Relinquished Property and Replacement Property and are subject to the terms and conditions of this Master Exchange Agreement dated as of 1/1/2009.

The Relinquished Property shall consist of assets sold after 12/31/2008 where the assets are:

•	Non-bulk, serialized rental equipment and serialized transportation assets used in the Exchanger’s trade or business where the Exchanger is considered the owner for tax purposes as of 1/1/2009; and

•

Non-bulk, serialized rental equipment and serialized transportation assets used in the Exchanger’s trade or business where the Exchanger is considered the owner for tax purposes and the equipment or asset was acquired by the Exchanger subsequent to 12/31/2008.

The Replacement Property shall consist of:

•

All non-bulk, serialized rental equipment and serialized transportation assets used in the Exchanger’s trade or business where the Exchanger is considered the owner for tax purposes and the equipment or asset was acquired by the Exchanger subsequent to 12/31/2008.

These asset classes include:

Rev. Proc. 87-56 Category and Category Description
00.241	Light general purpose trucks
00.242	Heavy general purpose trucks
00.26	Tractor units for use over the road
00.27	Trailers and trailer mounted containers
NAICS Category and Description
332213	Saw Blade and Handsaw Manufacturing
332420	Metal Tank (Heavy Gauge) Manufacturing
333112	Lawn and Garden Tractor and Home Lawn and Garden Equipment Manufacturing
333120	Construction Machinery Manufacturing
333415	Air-Conditioning and Warm Air Heating Equipment and Commercial and Industrial Refrigeration Equipment Manufacturing
333911	Pump and Pumping Equipment Manufacturing
333912	Air and Gas Compressor Manufacturing
333922	Conveyor and Conveying Equipment Manufacturing
333924	Industrial Truck, Tractor, Trailer, and Stacker Machinery Manufacturing
333991	Power-Driven Hand tool Manufacturing
333992	Welding and Soldering Equipment Manufacturing
335311	Power, Distribution, and Specialty Transformer Manufacturing
335312	Motor and Generator Manufacturing
339932	Game, Toy, and Children’s Vehicle Manufacturing

Exhibit B

BANK	ACCOUNT	ACCOUNT TYPE
Bank of America		Exchange Account
Bank of America		Disbursement Account
Associated		Collection Account
Associated		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of America		Collection Account
Bank of New York		Collection Account
Bank of New York		Collection Account
Comerica		Collection Account
Comerica		Collection Account
Comerica		Collection Account
East Dubuque Savings Bank		Collection Account
Fifth Third		Collection Account
Fifth Third		Collection Account
JP Morgan Chase		Collection Account
JP Morgan Chase		Collection Account
M&T		Collection Account
M&T		Collection Account
Regions Bank		Collection Account
Regions Bank		Collection Account
Wachovia		Collection Account
Wachovia		Collection Account
Wachovia		Collection Account
Wachovia		Collection Account
Wachovia		Collection Account
Wells Fargo		Collection Account
Wells Fargo		Collection Account

Exhibit C

1.0 Accounts. As described in Article 5 of this Agreement, the Exchangers and QI shall establish one or more Accounts as reasonably necessary or desirable for each LKE Program, including Collection Accounts, Disbursement Accounts and Exchange Accounts, each at a Processing Bank (or any successor thereto), that are intended to qualify within the definition of “Joint Accounts” described in Section 5.02 of Rev. Proc 2003-39. Accounts will be opened and held in the name of the Exchangers and United Rentals Exchange, LLC as Qualified Intermediary for the Exchangers.

          a. The Collection Account(s) are intended to facilitate the orderly and efficient collection of proceeds from the disposition of leased assets, including the collection of all funds relating to each LKE Program, and to allow for the sorting of Qualified Proceeds from other monies collected, including but not limited to monthly customer rental payments. Funds are usually collected from customers, account customer Transferees, other Transferees, third party financiers and auctions.

          b. The Disbursement Account(s) are intended to facilitate the orderly and efficient disbursement of funds to equipment vendors and other Transferors, including the disbursement of all funds for the acquisition of Replacement Property. This account will act as a clearing house for funds disbursed to acquire Replacement Property and any other Non-Qualified Disbursements.

          c. The Exchange Account is intended to receive all funds relating to each LKE Program from the Collection Accounts and provide funds relating to each LKE Program to the Disbursement Account(s) (to the extent of the available funds in the Exchange Account and funds then invested). With respect to Relinquished Property Subject to Liabilities, Qualified Proceeds in the Exchange Account will be remitted to the lender of any liability to the extent of the outstanding balance of such liability as described in Section 3.3(ii) of this Agreement.

          d. The accounts described herein have been established by the parties for the purposes of consummating the transactions contemplated by this Agreement.

2.0 Proceeds from Transfer of Relinquished Property.

          a. Collection of Funds. From time to time there shall be check, wire or other deposits into the Collection Accounts. The Collection Accounts are intended to facilitate the orderly and efficient collection of Relinquished Property Proceeds from the disposition of each Relinquished Property and other monies and to allow for the sorting of other monies deposited in the Collection Accounts.

          b. Separation, Consolidation and Transfer of Funds from the Collection Account. Funds from the Collection Accounts shall be swept into one concentration Collection Account periodically. Funds from the concentration Collection Account shall be periodically transferred as follows: (i) to the Exchange Account, or (ii) to the applicable Exchanger but only to the extent of Additional Subsidies or amounts, if any, provided by the applicable Exchanger to QI pursuant to Section 6.1 of this Agreement.

          c. Transfer of Funds from the Exchange Account. Funds from the Exchange Account may only be periodically transferred as follows: (i) in the case of a Relinquished Property subject to Liabilities, to a lender of the liability to the extent of the outstanding balance of such liability, (ii) to a Disbursement Account to fund the acquisition of Replacement Property, (iii) to the applicable Exchanger but only to the extent of Additional Subsidies or amounts, if any, provided by the applicable Exchanger to QI pursuant to Section 6.1 of this Agreement or (iv) to a Disbursement Account as necessary to cover disbursements from a Disbursement Account in excess of the balances therein, but only to the extent of Additional Subsidies or amounts, if any, provided by the applicable Exchanger to QI pursuant to Section 6.1 of this Agreement that are in the Exchange Account.

          d. Disbursement of Funds from a Disbursement Account. Funds from a Disbursement Account shall from time to time be disbursed as follows: (i) to acquire Replacement Property or (ii) to make Non-Qualified Disbursements.

          e. Approval of Transfers and Disbursements. All funds held in Accounts pursuant to this Agreement shall only be transferred or disbursed upon the joint written (including electronic) instruction of QI and the applicable Exchanger. Except in regard to the disbursement of Additional Subsidies for Non-Qualified Disbursements, such Exchanger’s consent to a transfer or disbursement is intended solely to protect the integrity of Relinquished Property Proceeds and Additional Subsidies from disbursement in circumstances inconsistent with the terms of this Agreement.

3.0 Payment for Replacement Property and Other Tangible Property.

          a. Reports. Each Exchanger shall provide QI with a periodic report with respect to the Disbursement Account setting forth for that period (1) the aggregate Replacement Property Cost expected to be disbursed from the Disbursement Accounts, (2) the aggregate amount, if any, to be transferred to the Disbursement Accounts from the Exchange Account to fund such aggregate Replacement Property Cost, (3) the amount (if any) to be transferred to the Disbursement Accounts from any other account, including any Account designated by such Exchanger to fund such aggregate Replacement Property Cost, and (4) adjustments, if any, to amounts previously funded from the Exchange Account. To the extent the applicable Exchanger requests a transfer of Relinquished Property Proceeds from the Exchange Account to the Disbursement Accounts, such report shall also set forth the Relinquished Property Proceeds component of such transfer(s) and the date on which the relevant Relinquished Property was confirmed matched with Replacement Property.

          b. Funding by QI. Consistent with the above described reports, the applicable Exchanger shall initiate a series of proposed transfers and disbursements setting forth the amounts to be withdrawn from the Accounts and transferred to the Disbursement Account in order to fund the aggregate Replacement Property Cost to be disbursed on such day and notify QI of such proposed transfers and disbursements. If QI approves such transfers and disbursements, QI agrees to take all appropriate actions needed to effectuate such transfers and disbursements within 1 hour of the receipt of such notification. If QI does not approve of any of the proposed transfers or disbursements, QI shall notify such Exchanger of QI’s disapproval and the reasons for such disapproval within 1 hour of the receipt of such notification.

          c. Funding by an Exchanger. In the event funds in the Disbursement Accounts are insufficient to fund Replacement Property Cost disbursements, the applicable Exchanger shall transfer Additional Subsidies to the Disbursement Account or amounts, if any, provided by the applicable Exchanger to QI pursuant to Section 6.1 of this Agreement.

          d. Return of Additional Subsidies or other amounts to or on behalf of an Exchanger. As to any Additional Subsidies in any Account which the applicable Exchanger desires to remove from such Account or amounts, if any, provided by the applicable Exchanger to QI pursuant to Section 6.1 of this Agreement, such Exchanger may initiate a series of proposed transfers (setting forth the amounts to be withdrawn from the Account and transferred to an account designated by such Exchanger for the purpose of returning to such Exchanger such Available Proceeds) and notify QI of such proposed transfers. If QI approves such proposed transfers, QI agrees to take all appropriate actions needed to effectuate such transfers within 1 hour of the receipt of such notification. If QI does not approve of the proposed transfers, QI shall notify such Exchanger of the disapproval and the reasons for such disapproval within 1 hour of the receipt of such notification.

4.0 Investment of Funds in the Exchange Account.

          a. Investment of Funds. During the term of this Agreement, each Business Day, all funds in the Exchange Account shall be automatically invested and reinvested in accordance with Section 5.1(c) of this Agreement.

          b. Income Reporting. Each Exchanger and QI acknowledge and agree that the income earned on invested Exchange Account funds invested will be attributed to the applicable Exchanger for income tax purposes.

5.0 Restrictions upon Funds.

          a. In the event of a Disbursement Occurrence, then, in any such event, QI’s sole obligation as to the Relinquished Property in question shall be to release funds, if any, contained in the Exchange Account which no longer constitute Qualified Proceeds to the applicable Exchanger, held in the Exchange Account by QI pursuant to the terms and conditions of this Agreement, within five (5) days of receipt of written notice of termination.

6.0 Funds Transfer Procedures.

          a. By signing the Funds Transfer Authorization attached hereto as Exhibit D (the “Funds Transfer Authorization”), each Exchanger hereby agrees each of the persons whose names are set forth on the Funds Transfer Authorization (each an “Authorized Representative”) is authorized to initiate, confirm, amend and/or cancel funds transfer instructions. Each Exchanger hereby agrees that QI is authorized to receive funds transfer instructions via facsimile transmission, mail, in hand or overnight delivery, and/or electronic transmission provided such electronic transmission is subject to security procedures that are acceptable to each Exchanger and QI (“Approved Electronic Transfer Procedures”). Except for funds transfer requests made by Approved Electronic Transfer Procedures, each Exchanger understands and requests that QI, shall be obligated to initiate a telephone call in order to confirm instructions to any of the Authorized Representatives listed on the Funds Transfer Authorization or to any other representative of such Exchanger who, through course of dealing or otherwise appears to QI to be involved with such Exchanger’s LKE Program.

          b. QI may rely in good faith on any Funds Transfer Authorization without further inquiry, including without limitation, when received via any Approved Electronic Transfer Procedures. QI may rely on any signature, endorsement or order and any facsimile signature or oral instruction or instruction received by any Approved Electronic Transfer Procedures reasonably believed by QI to be made by an Authorized Representative, and QI may act on any direction purporting to be that of an Authorized Representative or made through any Approved Electronic Transfer Procedures without inquiry and without regard to the application of the proceeds thereof, provided that QI acts in good faith. QI may rely solely upon any account numbers or similar identifying numbers provided in any Approved Electronic Transfer Procedures to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. QI may rely on the instructions furnished in any Approved Electronic Transfer Procedures for any payment order using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

33

          c. Each Exchanger acknowledges that these procedures are suitable for its purposes and are commercially reasonable.

Exhibit D

FUNDS TRANSFER AUTHORIZATION
Telephone Number(s) for Call-Backs and Person(s) Designated to Initiate,
Confirm, Amend and/or cancel Fund Transfer Instructions

EXCHANGER NAME: _____________________________________
Fax number: ______________________________________________
Phone number: ____________________________________________
Like-Kind Exchange Program Account #: ______________________________________
Authorized Representatives:

	Name	Telephone Number	Signature
1.
2.
3.

          By signing below, the undersigned represents that each of the persons whose names are set forth above (each an “Authorized Representative”) is authorized to initiate, confirm, amend and/or cancel funds transfer instructions. Note: If the individual signing below is an “Authorized Representative,” his or her name should also be included in the above profile.

EXCHANGER:

_____________________________________________________	,
a(n) _______________________ _________________________

By:

Print Name:

Title:

Exhibit E

          FORM OF LIMITED POWER OF ATTORNEY PURSUANT TO SECTION 5.1(d)

          KNOW ALL MEN BY THESE PRESENTS, that United Rentals Exchange, LLC (“Grantor”), a Delaware limited liability company, does hereby appoint each of United Rentals (North America), Inc. a Delaware corporation (“URNA”), and United Rentals Northwest, Inc., an Oregon corporation (“URNW” and, together with URNA, the “Grantees”), as its attorney-in-fact, with full power of substitution, and hereby authorizes and empowers each Grantees, in the name of and on behalf of Grantor, to take the following actions from time to time with respect to Joint Disbursement Accounts referred to in the Master Exchange Agreement dated as of January 1, 2009 (the “Exchange Agreement”) among Grantor, Grantees and IPX1031 LLC, a Delaware limited liability company, in connection with proposed check or EFT disbursements from the Disbursement Accounts pursuant to Section 5.1(d) of the Exchange Agreement, for the purpose of enabling Grantee in the name of the Grantor to prepare and execute check disbursements, upon such terms and conditions as Grantee deems advisable, namely:

          1. Prepare any check disbursement approved by Grantor in accordance with Section 5.1(d) of the Exchange Agreement;

          2. Execute in the name of Grantor and deliver such check disbursements and take any and all further action in the name of and on behalf of Grantor as may be required or deemed desirable to accomplish any and all of the foregoing and carry out the purposes of this Power of Attorney;

          3. Prepare any EFT disbursement approved by Grantor in accordance with Section 5.1(d) of the Exchange Agreement;

          4. Execute in the name of the Grantor and deliver such EFT disbursements and take any and all further action in the name of and on behalf of Grantor as may be required or deemed desirable to accomplish any and all of the foregoing and carry out the purposes of this Power of Attorney.

          Grantee is hereby empowered to do any and all lawful acts requisite for effecting the preparation, execution and delivery of any check and EFT disbursements approved by Grantor in accordance with Section 5.1(d) of the Exchange Agreement and Grantor hereby ratifies and confirms any and all lawful acts that Grantee shall do pursuant to and in conformity with this Power of Attorney.

          Capitalized terms used but not defined herein shall have the meanings set forth in the Exchange Agreement.

          This Power of Attorney is revocable upon notice by Grantor, and if not earlier revoked shall expire upon the termination of the Exchange Agreement. This Power of Attorney shall become effective on midnight on January 1, 2009.

          Grantor executes this power of attorney with the intent to be legally bound hereby, and with the intent that the execution shall have the full dignity afforded by the accompanying witnessing and notarization and all lesser dignity resulting from the absence of such witnessing and notarization or any combination thereof.

Dated as of this ___ day of ______, 2008

United Rentals Exchange LLC, a Delaware limited liability company
By:
Name:
Title:

STATE OF ________________________

COUNTY OF ________________________

          I, the undersigned, a Notary Public in and for said County, in said Commonwealth, hereby certify that ________________________ and ______________________, whose names as __________________ and ____________________, respectively, of _____________, a ________________, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day, that, being informed of the contents thereof, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal, this ___ day of _____, 2008.

(SEAL)	NOTARY PUBLIC

My Commission Expires: ___________

FORM OF LIMITED POWER OF ATTORNEY PURSUANT TO SECTION 5.1(d)

          KNOW ALL MEN BY THESE PRESENTS, that United Rentals Exchange, LLC (“Grantor”), a Delaware limited liability company, does hereby appoint SourceNet Solutions Inc., a Delaware corporation (the “Grantee”), as its attorney-in-fact, with full power of substitution, and hereby authorizes and empowers the Grantee, in the name of and on behalf of Grantor, to take the following actions from time to time with respect to Joint Disbursement Accounts referred to in the Master Exchange Agreement dated as of January 1, 2009 (the “Exchange Agreement”) among Grantor, United Rentals (North America), Inc., a Delaware corporation (“URNA”), United Rentals Northwest, Inc., an Oregon corporation (“URNW”) and IPX1031 LLC, a Delaware limited liability company, in connection with proposed check disbursements from the Disbursement Accounts pursuant to Section 5.1(d) of the Exchange Agreement, for the purpose of enabling Grantee in the name of the Grantor to prepare and execute check disbursements, upon such terms and conditions as Grantee deems advisable, namely:

          1. Prepare any check disbursement approved by Grantor in accordance with Section 5.1(d) of the Exchange Agreement; and

          2. Execute in the name of Grantor and deliver such check disbursements and take any and all further action in the name of and on behalf of Grantor as may be required or deemed desirable to accomplish any and all of the foregoing and carry out the purposes of this Power of Attorney.

          Grantee is hereby empowered to do any and all lawful acts requisite for effecting the preparation, execution and delivery of any check disbursements approved by Grantor in accordance with Section 5.1(d) of the Exchange Agreement and Grantor hereby ratifies and confirms any and all lawful acts that Grantee shall do pursuant to and in conformity with this Power of Attorney.

          Capitalized terms used but not defined herein shall have the meanings set forth in the Exchange Agreement.

          This Power of Attorney shall become effective on midnight on January 1, 2009. This Power of Attorney is revocable upon notice by Grantor, and if not earlier revoked shall expire upon the earlier of (i) the revocation of the power of attorney dated as of December [  ], 2008 among the Grantor, URNA and URNW and (ii) the termination of the Exchange Agreement.

          Grantor executes this power of attorney with the intent to be legally bound hereby, and with the intent that the execution shall have the full dignity afforded by the accompanying witnessing and notarization and all lesser dignity resulting from the absence of such witnessing and notarization or any combination thereof.

Dated as of this ___ day of ______, 2008

United Rentals Exchange LLC, a Delaware limited liability company
By:
Name:
Title:

STATE OF ________________________

COUNTY OF ________________________

          I, the undersigned, a Notary Public in and for said County, in said Commonwealth, hereby certify that ________________________ and ______________________, whose names as __________________ and ____________________, respectively, of _____________, a ________________, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day, that, being informed of the contents thereof, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal, this ___ day of _____, 2008.

(SEAL)	NOTARY PUBLIC

My Commission Expires: ___________